UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 2, 2014 (April 30, 2014)

Jones Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36006	80-0907968
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

807 Las Cimas Parkway, Suite 350 Austin, Texas	78746
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (512) 328-2953

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.                                        Unregistered Sale of Equity Securities.

On April 30, 2014, Jones Energy, Inc. (the “Company”) issued an aggregate of 16,233 shares of Class A common stock, par value $0.001 per share, of the Company (“Class A Shares”) to certain employees of the Company (the “Electing Employees”) in exchange for an equivalent number of membership interests in Jones Energy Holdings, LLC (the “JEH LLC Units”) and shares of Class B common stock, par value $0.001 per share, of the Company (“Class B Shares”) held by such Electing Employees. This exchange (the “Exchange”) was made pursuant to and in accordance with the Exchange Agreement dated July 29, 2013, included as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed July 30, 2013. The Exchange was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Immediately following the Exchange, the Class A Shares were purchased by the Company from the Electing Employees for cash at a purchase price equal to the closing price per share of Class A Shares on the New York Stock Exchange on April 28, 2014 as part of a plan authorized by the Board of Directors of the Company to repurchase up to $1 million of its Class A Shares from Electing Employees in order to permit the payment of certain tax withholding obligations.  The repurchase plan may be suspended, modified or discontinued at any time, and the Company has no obligation to repurchase any amount of its Class A Shares under the plan. The purchased shares were previously reported as being beneficially owned by Jonny Jones solely as a result of his positions with the general partners of the entities that held these shares prior to the Exchange. However, the purchase of these Class A Shares by the Company from the Electing Employees and any future purchases of Class A Shares pursuant to the repurchase plan is for the sole benefit of the Company and the Electing Employees and no proceeds will go to Jonny Jones or any director or executive officer of the Company other than the Electing Employees.

The information in this Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES ENERGY, INC.

Date: May 2, 2014	By:	/s/ Jonny Jones
Jonny Jones
Chairman and Chief Executive Officer